SMITH BARNEY NEW JERSEY MUNICIPALS FUND INC.
FORM OF AMENDED SHAREHOLDER
SERVICES AND DISTRIBUTION PLAN


	This Shareholder Services and Distribution
Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment
Company Act of 1940, as amended (the "1940
Act"), by Smith Barney New Jersey Municipals
Fund Inc., a corporation organized under the laws of the State of Maryland (the "Fund") subject to the following terms and conditions:

	Section 1.  Annual Fee.

	(a)	Service Fee for Class A shares. The Fund
will pay to Smith Barney Inc., a
corporation organized under the laws of
the State of Delaware (("Smith
Barney"), a service fee under the Plan
at an annual rate of 0.15% of the
average daily net assets of the Fund
attributable to the Class A shares sold
by Smith Barney (the "Class A Service
Fee").

	(b)	Service Fee for Class B shares. The Fund
will pay to Smith Barney a service fee
under the Plan at the annual rate of
0.15% of the average daily net assets of the Fund attributable to the Class B shares sold by Smith Barney (the "Class
B Service Fee").

	(c)	Distribution Fee for Class B shares. In
addition to the Class B Service Fee, the Fund will pay Smith Barney a distribution fee under the Plan at the annual rate of 0.50% of the average daily net assets of the Fund attributable to the Class B shares sold by Smith Barney (the "Class B
Distribution Fee").

	(d)	Service Fee for Class L shares.  The
Fund will pay to Smith Barney a service
fee under the plan at the annual rate of 0.15% of the average daily net assets of the Fund attributable to the Class L shares sold by Smith Barney (the "Class
L Service Fee").

	(e)	Distribution Fee for Class L shares.  In
addition to the Class L Service Fee, the
Fund   will pay Smith Barney a
distribution fee under the plan at the
annual rate of 0.55% of the average
daily net assets of the Fund
attributable to the Class L shares sold
by Smith Barney (the "Class L
Distribution Fee").

	(f)	Payment of Fees. The Service Fees and
Distribution Fees will be calculated
daily and paid monthly by the Fund with
respect to the foregoing classes of the
Fund's shares (each a "Class" and
together, the "Classes") at the annual
rates indicated above.

	Section 2.  Expenses Covered by the Plan.

	With respect to expenses incurred by each
Class, its respective Service Fee and/or
Distribution Fee may be used by Smith Barney
for: (a) costs of printing and distributing the
Fund's prospectuses, statements of additional
information and reports to prospective investors
in the Fund; (b) costs involved in preparing,
printing and distributing sales literature
pertaining to the Fund; (c) an allocation of
overhead and other branch office distribution-
related expenses of Smith Barney; (d) payments
made to, and expenses of, Smith Barney's
financial consultants and other persons who
provide support services to Fund shareholders in
connection with the distribution of the Fund's
shares, including but not limited to, office
space and equipment, telephone facilities,
answering routine inquires regarding the Fund
and its operation, processing shareholder
transactions, forwarding and collecting proxy
material, changing dividend payment elections
and providing any other shareholder services not
otherwise provided by the Fund's   transfer
agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee for that Class and, in the case of Class B and Class L shares, any contingent deferred sales charges received by Smith Barney;
provided, however, that the Distribution Fees may be used by Smith Barney only to cover expenses primarily intended to result in the sale of those shares, including, without limitation, payments to Smith Barney's financial consultants at the time of the sale of the shares. In addition, Service Fees are intended to be used by Smith Barney primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

	Section 3.  Approval by Shareholders

	The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class, so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class; or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

	Section 4.  Approval by Directors

	Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of Directors and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the
"Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

	Section 5.  Continuance of the Plan.

	The Plan will continue in effect with respect to each Class until July 15, 1999 and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Directors of the Fund and by a majority of the Qualified Directors.

	Section 6.  Termination.

	The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a majority vote of the Qualified Directors. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other
Class.



	Section 7.  Amendments.

	The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Fund's Board of Directors in the manner described in Section 4 above.

	Section 8.  Selection of Certain Directors.

	While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

	Section 9.  Written Reports

	In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Directors and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

	Section 10.  Preservation of Materials.

	The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

	Section 11.  Meanings of Certain Terms.

	As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act, by the Securities and Exchange Commission.


	 IN WITNESS WHEREOF, the Fund has executed the Plan as of July 15, 1998.


				SMITH BARNEY NEW JERSEY
MUNICIPALS FUND INC.



				By: /s/ Heath B.
McLendon____________
				     Heath B. McLendon
				     Chairman of the Board
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